SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
November 9, 2007
Date of Report (Date of earliest event report)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)
PENNSYLVANIA
(State or Other Jurisdiction of Incorporation)

0-26366	23-2812193

(Commission File Number)	(IRS Employer Identification Number)

732 Montgomery Avenue, Narberth, Pennsylvania	19072

(Address of Principal Executive Office)	(Zip Code)
610-668-4700
(Issuer’s telephone number, including area code)
N/A
(Former Name or Former Address, if Change Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 — Material Impairments
     On November 15, 2007, the Company announced that it had delayed releasing its results of operations for the third quarter of 2007 and the filing of its Form 10-Q for the quarter ended September 30, 2007. As disclosed in the press release, the Company determined on November 9, 2007 to take a charge of approximately $5.2 million pre-tax in recognition of an impairment in an equity investment in a condominium project. The Company does not presently expect that the impairment charge will result in future cash expenditures. A copy of the press release is attached hereto as Exhibit 99.1.
Item 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On November 14, 2007, as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 in the prescribed time period, the Company received a standard NASDAQ Staff Determination Letter indicating that the Company is not in compliance with NASDAQ’s filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). Therefore, the Company’s Class A common stock is subject to delisting from the NASDAQ Global Market. The Company will not be in compliance with the NASDAQ listing standards until the Form 10-Q is filed. The Company has requested a hearing before a NASDAQ Qualifications Panel to review the Staff Determination. The Company’s appeal and hearing request will automatically stay the delisting of the Class A common stock under NASDAQ rules. There can be no assurance that the Panel will grant the Company’s request for continued listing of the Class A common stock.
Item 8.01 — Other Events
     On November 15, 2007, the Company announced that it had delayed releasing its results of operations for the third quarter of 2007 and the filing of its Form 10-Q for the quarter ended September 30, 2007. A copy of the press release is attached as Exhibit 99.1 attached hereto.
Section 9 — Financial Statements and Exhibits
Item 9.01 — Financial Statements and Exhibits
          (d.) Exhibits

Exhibit Number	Description of Document
99.1	Press Release dated November 15, 2007.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Bancshares of Pennsylvania, Inc.
Dated: November 15, 2007	/s/ Gregg J. Wagner
Gregg J. Wagner
Chief Financial Officer